Exhibit 10.2

MATERIALS TRANSFER AGREEMENT

This MATERIALS TRANSFER AGREEMENT (the “Agreement”) is made effective as of the last date of signature hereto (the “Effective Date”), by and between Georgetown University (“Georgetown”), a nonprofit institution of higher education organized as a non-stock corporation under federal charter and whose principle place of business is situated at 37th & O Streets, N.W., Washington DC 20057, and Shuttle Pharmaceuticals, Inc. (“SPONSOR”), a for profit corporation under the laws of the State of Maryland, having its principal place of business at One Research Court, Suite 450, Rockville, Maryland 20850. Each of Georgetown and SPONSOR may hereinafter be referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS, SPONSOR possesses certain material described below that it desires to transfer to Georgetown; and

WHEREAS, Georgetown desires to receive from SPONSOR the materials described below to carry out the Research as defined in and according to the sponsored research agreement between the Parties, effective on March 16, 2023 (“Sponsored Research Agreement”) (the “Purpose”), and

WHEREAS, the Parties further agree that this Agreement and all of its terms and conditions are intended to be consistent, and binding.

Now, THEREFORE, in reliance upon and in consideration of the following undertakings, and for other good and valuable consideration, the Parties hereby agree as follows:

1. SPONSOR shall transfer to Georgetown the following (collectively the “Materials”) :

a.	SP-2-225
b.	SP-303
c.	SP-161

2. Upon receipt of the Materials, Georgetown may utilize its expertise and facilities to use the Materials provided by SPONSOR solely for the Purpose. Georgetown shall keep SPONSOR reasonably informed of the results of its evaluation, according to the Sponsored Research Agreement.

3. The Materials will remain the sole property of SPONSOR, and Georgetown will not sell, transfer, distribute, disclose or otherwise provide access to the Materials, or any materials that are replicated or derived from the Materials or that could not have been made but for the use of the Materials, to any person, research organization, university, commercial enterprise or other third party without the prior written consent of SPONSOR except that Georgetown may allow access to the Materials by employees and agents under its direct supervision and control for purposes consistent with this Agreement; provided that prior to such disclosure such individuals have been apprised of the proprietary nature of the Materials and are subject to obligations of confidentiality with respect to the Materials. Georgetown shall handle the Material in a manner which will ensure that reasonable steps are taken to remain consistent with this Agreement and the Sponsored Research Agreement. Furthermore, Georgetown shall ensure that no individual or employee will be permitted to take or send the Materials to any location outside of Georgetown’s facilities without the prior written consent of SPONSOR.

4. All other provisions including but not limited record keeping, confidentiality, publication, patents and inventions, use of names, liabilities, indemnification, assignment, governing law, government regulations, reporting requirements, and notices, shall be governed by the Sponsored Research Agreement.

5. In no event will SPONSOR be liable for Georgetown ‘s use of the Materials, except in the event SPONSOR has acted with gross negligence or willful misconduct. Georgetown hereby agrees to indemnify and hold harmless SPONSOR, its officers, employees, shareholders, directors and agents from and against all third-party claims of damages, costs or expenses for any loss, claim, injury or liability of any kind or nature, which may arise from Georgetown ‘s use, handling or storage of the Materials, except to the extent SPONSOR has caused such loss from its gross negligence or willful misconduct.

6. This Agreement shall terminate with termination of the Sponsored Research Agreement. Upon SPONSOR’s request and/or upon the termination of this Agreement, Georgetown shall either return or destroy, any remaining Materials.

7. This Agreement and the Sponsored Research Agreement sets forth all of the agreements and understandings between the Parties with respect to the subject matter hereof and supersedes and terminates all prior agreements and understandings between the Parties with respect to the subject matter hereof. This Agreement may be amended only by a writing duly signed by an authorized representative of each Party.

8. SPONSOR will bear all responsibility and costs associated packaging and shipping the Material to Georgetown.

IN WlTNESS WHEREOF, the Parties have caused this Material Transfer Agreement to be executed by their duly authorized representatives as of the Effective Date.

Georgetown University		Shuttle Pharmaceuticals, Inc.

BY:	/s/ Tatiana Litvin-Vechnyak	BY:	/s/ Michael P. Vander Hoek

Name:	Tatiana Litvin-Vechnyak, Ph.D.	Name:	Michael P. Vander Hoek

Title:	Vice President, Technology Commercialization	Title:	CFO and VP Regulatory

Date:	03/21/2023	Date:	03/21/2023

Read and Acknowledged

By:	/s/ Alejandro Villagra

Name:	Alejandro Villagra, Ph.D.

Date:	03/21/2023